EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 28, 2023 (except for Note 17, as to which the date is February 25, 2025) with respect to the consolidated financial statements included in the Annual Report of Lucid Group, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Lucid Group, Inc. on Forms S-3 (File No. 333-267147, File No. 333-271722, File No. 333-275372 and File No. 333-282677) and Forms S-8 (File No. 333-259794, File No. 333-265734, File No. 333-271725 and File No. 333-279973).

/s/ GRANT THORNTON LLP

San Francisco, California
February 25, 2025